EXHIBIT 15.02

ERNST & YOUNG LLP                   5 Times Square            Phone 212-773-3000
                                           New York, New York  10036

              INDEPENDENT ACCOUNTANTS' REPORT ON REVIEW OF INTERIM
                              FINANCIAL INFORMATION

To the Stockholders
Volt Information Sciences, Inc.

We have reviewed the accompanying unaudited condensed consolidated balance sheet of Volt Information Sciences, Inc. and subsidiaries as of August 4, 2002, and the related condensed consolidated statements of operations for the nine and three month periods ended August 4, 2002 and August 5, 2001, and the condensed consolidated statements of cash flows for the nine month periods ended August 4, 2002 and August 5, 2001. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Volt Information Sciences, Inc. as of November 4, 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, not presented herein; and in our report dated December 20, 2001, except for Note E as to which the date is February 1, 2002, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of November 4, 2001 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

September 9, 2002